Exhibit 99.1
[ONEOK Partners Logo]	News
October 20, 2006	Analyst Contact: Ellen Konsdorf
877-208-7318 Media Contact: Beth Jensen 402-492-3400

ONEOK Partners, L.P. Increases

Quarterly Distribution for the Third Time in 2006

TULSA, Okla. -- Oct. 20, 2006 - The board of directors of ONEOK Partners, L.P. (NYSE: OKS) today announced that it has increased its quarterly cash distribution by 2 cents per unit to 97 cents per unit, effective for the third quarter 2006, resulting in an annualized distribution of $3.88. The distribution is payable on Nov. 14, 2006, to unit holders of record as of Oct. 31, 2006. Today's increase represents the third consecutive quarter of distribution increases for the partnership, an increase of 22 percent since the beginning of the year.

"This distribution increase is consistent with the increased earnings guidance we provided last month," said David Kyle, chairman and chief executive officer of ONEOK Partners. "It reflects the strong performance of the partnership's assets and our healthy inventory of internally generated growth projects."

In April 2006, ONEOK Partners increased its quarterly distribution to 88 cents per unit from 80 cents per unit, and in July increased it to 95 cents per unit.

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ONEOK Partners, L.P. is a publicly traded partnership whose purpose is to own, operate and acquire a diversified portfolio of energy assets.  The Partnership owns and manages natural gas gathering, processing, storage, interstate and intrastate natural gas pipeline assets and one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers.

For more information about ONEOK Partners, L.P., visit: www.oneokpartners.com.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKS-FD

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